Exhibit 99.3
CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation of the debt obligations of Hines Global REIT, Inc. and its subsidiaries (collectively, the “Company”) in the text under the caption, "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities- Market Information, " included in Part II, Item 5 of the Annual Report on Form 10-K for the year ended December 31, 2017 of Hines Global REIT, Inc. being included or incorporated by reference in the Registration Statement on Form S-3 (No. 333-195478) of Hines Global REIT, Inc., and the related Prospectus.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Jones Lang LaSalle
Jones Lang LaSalle
March 30, 2018